Exhibit 99.1

UNWIRED PLANET ANNOUNCES BOARD CHANGES

Richard Chernicoff Appointed to the Board

Mike Mulica and Peter Feld Resigned from the Board

RENO, Nevada – March 27, 2014 – Unwired Planet, Inc. (NASDAQ:UPIP) today announced changes to the company’s board of directors. Effectively immediately, Richard Chernicoff has been appointed to the company’s board of directors. Mike Mulica and Peter Feld have resigned from the board of directors effective March 26, 2014. Mike Mulica has agreed to assume a consulting role as Chairman Emeritus and will remain Chairman of the company’s technology committee.

“We welcome Rich to the board and believe his extensive experience in all forms of intellectual property, mergers, acquisitions and complex transaction structuring will help shape the future of Unwired Planet,” said Philip Vachon, chairman of the board. “We would like to thank both Mike and Peter for the significant roles they have played while serving on the board and are thankful for their contributions to the company, which were instrumental in transforming Unwired Planet from a sub-scale software company into the world-class intellectual property licensing company that it is today.”

“It has been a pleasure working with members of management and the board over the past two and half years,” said Mike Mulica. “I am so pleased to have had the opportunity to return to the company and help to transform it into a healthy and stable platform well positioned for future success. I look forward to continuing my involvement as Chairman of the company’s technology committee where I will continue to interact with technology leaders in the mobile industry.”

“I greatly appreciate the opportunity to have served on the board of Unwired Planet,” said Peter Feld. “Since joining the board in August 2011, the company has gone through a massive transformation including the sale of Openwave Messaging and Openwave Mobility, a landmark transaction with Ericsson, and the recently announced license and patent sale transaction with Lenovo. I am proud of what we have achieved and believe the company is extremely well positioned for the future. I have tremendous faith in management and the board and look forward to observing Unwired Planet’s future success as a large shareholder of the company.”

Mr. Chernicoff has many years of intellectual property litigation and licensing experience. Mr. Chernicoff was president of Tessera Intellectual Property Corp. His prior experience includes running corporate development and the intellectual property business of SanDisk Corporation and as President of Unity Semiconductor, which was acquired by Rambus. Earlier in his career, Mr. Chernicoff focused on mergers and acquisitions at Skadden, Arps, Slate, Meagher & Flom LLP, and on technology-driven mergers and acquisitions at Brobeck, Phleger & Harrison LLP.

Mr. Chernicoff received his B.S. degree in Accounting from California State University, Northridge and a J.D. from St. John’s University School of Law, New York.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Contact:

The Blueshirt Group

Mike Bishop

Tel: +1 415-217-4968

E-mail: mike@blueshirtgroup.com

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